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                                                                    EXHIBIT 99.4

                               MARCUS & MILLICHAP
                               PURCHASE AGREEMENT

THIS DOCUMENT IS MORE THAN A RECEIPT FOR MONEY. IT IS INTENDED TO BE A LEGALLY BINDING AGREEMENT. READ IT CAREFULLY.

Marcus & Millichap Real Estate Investment Brokerage Company ("Agent"), as agent for Seller on Record ("Seller"), will receive from Gary and Janet Hedge and/or assignee ("Buyer") the sum of Fifty Thousand dollars ($50,000) in the form of check. This sum is a deposit ("Deposit") to be applied to the purchase price of that certain real property (referred to as the "Property") located in the City of Phoenix, County of Maricopa, State of Arizona, and more particularly described as follows:

    A SIXTEEN THOUSAND THREE HUNDRED SEVENTY FOUR SQUARE FOOT OFFICE BUILDING
                                   LOCATED AT:
                               5227 N. 7TH STREET
                                PHOENIX, AZ 85014

                              TERMS AND CONDITIONS

Seller agrees to sell the Property, and Buyer agrees to purchase the Property, on the following terms and conditions:

1) PURCHASE PRICE: The purchase price for the Property is One Million Eight Hundred Thirty Five Thousand dollars ($1,835,000). Buyer's Deposit shall be delivered to Agent upon Seller's execution of this Purchase Agreement (the "Agreement"). Agent shall deliver and deposit same in escrow as provided in Paragraph 3 below. The balance of the purchase price shall be payable at close of escrow pursuant to the terms stated below.

2) DOWN PAYMENT: Buyer shall make a cash down payment of One Million Eight Hundred Thirty Five Thousand dollars ($1,835,000).

3) ESCROW: Within Two (2) calendar days after the Effective Date (as defined in Paragraph 36 below) Buyer and Seller shall open escrow with Seller's Choice (the "Escrow Holder") by the simultaneous deposit of a copy of this Agreement and Buyer's Deposit with the Escrow Holder. Within Ten (10) calendar days from Effective Date (as defined in paragraph 36 below) Seller and Buyer agree to prepare and execute such escrow instructions as may be necessary and appropriate to close the transaction. Should said instructions fail to be executed as required. Escrow Holder shall and is hereby directed to close escrow pursuant to the terms and conditions of this Agreement. Close of escrow (or the "Closing Date", which shall mean the date on which the deed transferring title is recorded) shall occur within Seventy (70) calender days after the Effective Date (as defined in Paragraph 36 below). Escrow fee shall be paid by 1/2 Buyer, 1/2 Seller. All other closing costs shall be paid in accordance with the custom in the country in which the Property is located.

4) PRORATIONS: Rents, real property taxes, premiums on insurance acceptable to Buyer, interest on any debt being assumed or taken subject to by Buyer, and any other expenses of the Property shell be prorated as of the Closing Date. Security deposits, advance rentals, and the amount of any future lease credits shall be credited to Buyer. The amount of any bond or assessment which is a lien and not customarily paid with real property taxes shall be paid Seller.

5) TITLE: Within Five (5) calendar days after the Effective Date of this Agreement, Seller shall procure and cause to be delivered to Buyer a preliminary title report issued by Seller's Choice (the"Title Company") on the Property. Within Five (5) calendar days following receipt thereof, Buyer shall either approve in writing the exceptions contained in said title report or specify in writing any exceptions to which Buyer reasonably objects. If Buyer objects to any exceptions. Seller shall, within Five (5) calendar days after receipt of Buyer's objections, deliver to Buyer written notice that either (i) Seller will, at Seller's expense, attempt to remove the exception(s) to which Buyer has objected before the Closing Date or (ii) Seller is unwilling or unable to eliminate said exception(s). If Seller fails to so notify Buyer or is unwilling or unable to remove any such exception by the Closing Date, Buyer may elect to terminate this Agreement and receive back the entire Deposit, in which event Buyer and Seller shall have no further obligations under this Agreement; or, alternatively, Buyer may elect to purchase the Property subject to such exception(s).

         Seller shall convey by grant deed to Buyer (or to such other person or entity as Buyer may specify) marketable fee title subject only to the exceptions approved by Buyer in accordance with this Agreement. Title shall be Insured by a standard California Land Title Association owner's policy of title insurance issued by the Title Company in the amount of the purchase price with premium paid by Seller.

                               BUYER'S INITIALS_______  SELLER'S INITIALS_______
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6)       FINANCING CONTINGENCIES:

***

6.1)     NO FINANCING CONTINGENCY -- ALL CASH:

7)       PEST CONTROL CONTINGENCIES:

***

8)       INSPECTION CONTINGENCIES:

***

8.1) BOOKS AND RECORDS: Seller agrees to provide Buyer with items a-h listed below within Three (3) calendar days following the Effective Date:

         a. All rental agreements, leases, service contracts, insurance policies, latest tax bill(s) and other written agreements or notices which affect the Property.

         b. The operating statements of the Property for the Twelve (12) calendar months immediately preceding the Effective Date hereof.

         c. For COMMERCIAL PROPERTIES, copies of whatever documents the Seller may have regarding the financial condition, business prospects or prospective continued occupancy of any tenant (including but not limited to financial statements, credit reports, etc.).

         d.       All notes and security instruments affecting the Property.

         e. A complete and current rent roll, including a schedule of all tenant deposits and fees.

         f. A written inventory of all items of Personal Property to be conveyed to Buyer at close of escrow.

         g. A report by N H D, a professional provider, containing the Natural Hazard Disclosures (as defined below) concerning the Property. "Natural Hazard Disclosures" shall mean whether the Property is located within: (1) Special Flood Hazard Area; (2) Dam Failure Inundation Area; (3) Earthquake Fault Zone; (4) Seismic Hazard Zone; (5) High Fire Severity Area; and/or (6) Wildland Fire Area. Seller represents and warrants that, unless otherwise noted by Seller to Buyer in writing, Seller is unaware of any inaccuracies in the Natural Hazard Disclosures.

         h.       The following items, Environmental Phase One.

         Buyer shall acknowledge receipt of these items in writing. Buyer shall have Ten (10) calendar days following receipt thereof to review and approve in writing each of these items. If Buyer fails to approve these items within the specified time, this Agreement shall be rendered null and void, Buyer's entire deposit shall be returned, and Buyer and Seller shall have no further obligations hereunder.

8.2) PHYSICAL INSPECTION: Buyer shall have Ten (10) calendar days following the Effective Date to inspect the physical condition of the Property, including, but not limited to the soil conditions and the presence or absence of lead-based paint and other hazardous materials on or about the Property, and to notify the Seller in writing that Buyer approves same. If Buyer fails to approve the physical condition of the Property within the specified time, this Agreement shall be null and void, Buyer's entire deposit shall be returned, and Buyer and Seller shall have no further obligations hereunder.

8.3) STATE AND LOCAL LAWS: Buyer shall have Ten (10) calendar days following the Effective Dale to investigate State and local laws to determine whether the Property must be brought into compliance with minimum energy conservation or safety standards or similar retrofit requirements as a condition of sale or transfer and the cost thereof, and to notify Seller that Buyer approves same. If approved by Buyer, Buyer shall comply with and pay for these requirements. If Buyer fails to approve these requirements, if any, within the specified time, this Agreement shall be rendered null and void, Buyer's entire Deposit shall be returned, and Buyer and Seller shall have no further obligations hereunder.

9) DEPOSIT INCREASE: Upon removal of the inspection contingencies set forth in paragraph(s) 5, 8.1, 8.2, 8 .3 hereof, Buyer shall deposit in Escrow sufficient funds to increase the Deposit to One Hundred Thousand dollars ($ 100,000). The entire Deposit shall be credited to the purchase price at the close of escrow unless otherwise provided herein.

10) DEPOSIT TRANSFER: Buyer's Deposit shall remain in trust, if held by Agent, or in escrow if previously deposited in escrow, until removal of the inspection contingencies set forth in paragraph(s) 5, 8.1, 8.2, 8.3 hereof. Upon removal of said contingencies, Buyer's Deposit shall be delivered to escrow by Agent (if same has been held in trust by Agent); a grant deed duly executed by Seller, sufficient to convey title to Buyer, shall be delivered to escrow by Seller; and Buyer and Seller shall execute escrow instructions directing the Escrow Holder to release immediately from escrow and deliver to Seller Buyer's entire Deposit (including increases, if any). Seller shall hold Buyer's Deposit subject to the remaining terms and conditions of this Agreement. If the Property is made unmarketable by Seller, or acts of God, the Deposit shall be returned to Buyer and deed shall be returned to Seller.

11)      ESTOPPEL CERTIFICATE CONTINGENCY (LEASED PROPERTIES):

***

                               BUYER'S INITIALS_______  SELLER'S INITIALS_______
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12)      LEASED PROPERTY PRORATIONS: Rents actually collected (prior to closing)
         will be prorated as of the Closing Date and rent collected thereafter applied first to rental payments then owed the Buyer and their remainder paid to the Seller. All free rent due any tenant at the close of escrow for rental periods after the closing shall be a credit against the Purchase Price. Other Income and expenses shall be prorated as follows: as customary.

13) PERSONAL PROPERTY: Title to any personal property to be conveyed to Buyer in connection with the sale of the Property shall be conveyed to Buyer by Bill of Sale on the Closing Date free and clear of all encumbrances (except those approved by Buyer as provided above). The price of these Items shall be included in the Purchase Price for the Property, and Buyer agrees to accept all such personal property in "as is" condition.

14) CONDITION OF PROPERTY: It is understood and agreed that the Property is being sold "as is"; that Buyer has, or will have prior to the Closing Date, inspected the Property; and that neither Seller nor Agent makes any representation or warranty as to the physical condition or value of the Property or its suitability for Buyer's intended use.

                               BUYER'S INITIALS_______  SELLER'S INITIALS_______

15) RISK OF LOSS: Risk of loss to the Property shall be borne by Seller until title has been conveyed to Buyer. In the event that the improvements on the Property are destroyed or materially damaged between the Effective Date of this Agreement and the date title is conveyed to Buyer, Buyer shall have the option of demanding and receiving back the entire Deposit and being released from all obligations hereunder, or alternatively, taking such improvements as Seller can deliver. Upon Buyer's physical inspection and approval of the Property, Seller shall maintain the Property through close of escrow in the same condition and repair as approved, reasonable wear and tear excepted.

16) POSSESSION: Possession of the Property shall be delivered to Buyer on Closing Date.

17) LIQUIDATED DAMAGES: BY PLACING THEIR INITIALS IMMEDIATELY BELOW, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER, THAT THE AMOUNT OF BUYER'S DEPOSIT HEREUNDER (AS SAME MAY BE INCREASED BY THE TERMS HEREOF) IS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES IN THE EVENT OF BUYER'S DEFAULT, END THAT UPON BUYER'S DEFAULT IN ITS PURCHASE OBLIGATIONS UNDER THIS AGREEMENT, NOT CAUSED BY ANY BREACH BY SELLER, SELLER SHALL BE RELEASED FROM ITS OBLIGATIONS TO SELL THE PROPERTY AND SHALL RETAIN BUYER'S DEPOSIT (AS SAME MAY BE INCREASED BY THE TERMS HEREOF) AS LIQUIDATED DAMAGES, WHICH SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY IN LAW OR AT EQUITY FOR BUYER'S DEFAULT.

                               BUYER'S INITIALS_______  SELLER'S INITIALS_______

18) SELLER EXCHANGE: Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC SECTION 1031. SELLER'S CONTEMPLATED EXCHANGE SHALL not impose upon Buyer any additional liability or financial obligation, and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Seller's ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

19) BUYER EXCHANGE: Seller agrees to cooperate should Buyer elect to purchase the Property as part of a like-kind exchange under IRC Section 1031. Buyer's contemplated exchange shall not impose upon Seller any additional liability or financial obligation, and Buyer agrees to hold Seller harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Buyer's ability to dispose of its exchange property or effectuate an exchange. In the event any exchange contemplated by Buyer should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

20)      DISCLOSURE OF REAL ESTATE LICENSURE:

***

21) AUTHORIZATION: Buyer and Seller authorize Agent to disseminate sales information regarding this transaction, including the purchase price of the Property.

22)      AGENCY DISCLOSURE:

***

22.1) DUAL AGENCY: Seller and Buyer understand that Agent represents both Seller and Buyer in the sale of the subject Property, and acknowledge that they have authorized and consented to such dual representation.

23) OTHER BROKERS: Buyer and Seller agree that in the event any broker other than Agent or a broker affiliated with Agent is involved in the disposition of the Property, Agent shall have no liability to Buyer or Seller for the acts or omissions of such other broker, who shall not be deemed to be a subagent of Agent.

                               BUYER'S INITIALS_______  SELLER'S INITIALS_______
                                         SCA - Copyright Marcus & Millichap 1997

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24)      LIMITATION OF LIABILITY: Except for Agent's gross negligence or willful misconduct. Agent's liability for any breach or negligence in its performance of this Agreement shall be limited to the greater of $50,000 or the amount of compensation actually received by Agent in any transaction hereunder.

25) SCOPE OF AGENT'S AUTHORITY AND RESPONSIBILITY: Agent shall have no authority to bind either Buyer or Seller to any modification or amendment of this Agreement. Agent shall not be responsible for performing any due diligence or other investigation of the Property on behalf of either Buyer or Seller, or for providing either party with professional advice with respect to any legal, tax, engineering, construction or hazardous materials issues. Except for maintaining the confidentiality of any information regarding Buyer or Seller's financial condition and any future negotiations regarding the terms of this Purchase Agreement, Buyer and Seller agree that their relationship with Agent is at arm's length and is neither confidential nor fiduciary in nature.

26) BROKER DISCLAIMER: Buyer and Seller acknowledge that, except as otherwise expressly stated herein. Agent has not made any investigation, determination, warranty or representation with respect to any of the following: (a) the financial condition or business prospects of any tenant, or such tenant's intent to continue or renew its tenancy in the Property; (b) the legality of the present or any possible future use of the Property under any federal, state or local law: (c) pending or possible future action by any governmental entity or agency which may affect the Property; (d) the physical condition of the Property, including but not limited to, soil conditions, the structural integrity of the improvements, and the presence or absence of fungi or wood-destroying organisms: (e) the accuracy or completeness of income and expense information and projections, of square footage figures, and of the texts of leases, options, and other agreements affecting the Property: (f) the possibility that lease, options or other documents exist which affect or encumber the Property and which have not been provided or disclosed by Seller; or (g) the presence or location of any hazardous materials on or about the Property, including, but not limited to, asbestos, PCB's, or toxic, hazardous or contaminated substances, and underground storage tanks.

         Buyer agrees that investigation and analysis of the foregoing matters is Buyer's sole responsibility and that Buyer shall not hold Agent responsible therefore. Buyer further agrees to reaffirm its acknowledgment of this disclaimer at close of escrow and to confirm that it has relied upon no representations of Agent in connection with its acquisition of the Property.

                               BUYER'S INITIALS______   SELLER'S INITIALS_______

27) LEAD-BASED PAINT HAZARDS: Every purchaser of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase. (SELLER TO INITIAL ONE BELOW):

         (_______) 1. Seller warrants that the Property was constructed after 1978.

         (_______) 2. Seller is not sure when the Property was constructed and/or has reason to believe that lead-based paint hazards may be present (ATTACH "LEAD-BASED PAINT DISCLOSURE ADDENDUM TO PURCHASE AGREEMENT").

28) MOLD/ALLERGEN ADVISORY AND DISCLOSURE: Buyer is advised of the possible presence within properties of toxic(or otherwise illness-causing) molds, fungi, spores, pollens and/or other botanical substances and/or allergens (e.g. dust, pet dander, insect material, etc.). These substances may be either visible or invisible, may adhere to walls and other accessible and inaccessible surfaces, may be embedded in carpets or other fabrics, may become airborne, and may be mistaken for other household substances and conditions. Exposure carries the potential of possible health consequences. Agent strongly recommends that Buyer contact the State Department of Health Services for further information on this topic.

         Buyer is advised to consider engaging the services of an environmental or industrial hygienist (or similar, qualified professional) to inspect and test for the presence of harmful mold, fungi, and botanical allergens and substances as part of Buyer's physical condition inspection of the Property, and Buyer is further advised to obtain from such qualified professionals information regarding the level of health-related risk involved, if any, and the advisability and feasibility of eradication and abatement, if any.

         Buyer is expressly cautioned that Agent has no expertise in this area and is, therefore, incapable of conducting any level of inspection of the Property for the possible presence of mold and botanical allergens. Buyer acknowledges that Agent has not made any investigation, determination, warranty or representation with respect to the possible presence of mold or other botanical allergens, and Buyer agrees that the investigation and analysis of the foregoing matters is Buyer's sole responsibility and that Buyer shall not hold Agent responsible therefore.

                               BUYER'S INITIALS______   SELLER'S INITIALS_______
                                         SCA - Copyright Marcus & Millichap 1997

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29)      ARBITRATION OF DISPUTES: IF A CONTROVERSY ARISES WITH RESPECT TO THE
         SUBJECT MATTER OF THIS PURCHASE AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREIN (INCLUDING BUT NOT LIMITED TO THE PARTIES' RIGHTS TO THE DEPOSIT OR THE PAYMENT OF COMMISSIONS AS PROVIDED HEREIN), BUYER, SELLER AND AGENT AGREE THAT SUCH CONTROVERSY SHALL BE SETTLED BY FINAL, BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND JUDGEMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

         NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE OUT OF THE MATTER INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN COURT OR JURY TRAIL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

         WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

                          BUYER'S INITIALS _________    SELLER'S INITIALS_______

30) SUCCESSORS & ASSIGNS: This Agreement and any addends hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns, of the parties hereto.

31) ATTORNEYS' FEES: In any litigation, arbitration or other legal proceeding which may arise between any of the parties hereto, Including Agent, the prevailing party shall be entitled to recover its costs, including costs of arbitration, and reasonable attorneys' fees in addition to any Other relief to which such party may be entitled.

32)      TIME: Time is of the essence of this Agreement.

33) NOTICES: All notices required or permitted hereunder shall be given to the parties in writing (with a copy to Agent) at their respective addresses as set forth below. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance Shall be extended to the next business day.

34) FOREIGN INVESTOR DISCLOSURE: Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of this Foreign Investment in Real Property Tax Act and regulations promulgated thereunder

35) ADDENDA: Any addendum attached hereto and either signed or initialed by the parties shall be deemed a part hereof. This Agreement, including addenda, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Property. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either express or implied, except as set forth herein. Any future modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

36) ACCEPTANCE AND EFFECTIVE DATE: Buyer's signature hereon constitutes an offer to Seller to purchase the Property on the terms and conditions set forth herein. Unless acceptance hereof is made by Seller's execution of this Agreement and delivery of a fully executed Copy to Buyer, either in person or by mail at the address shown below, on or before Friday, November 7, 2003, this offer shall be null and void, the Deposit shall be returned to Buyer, and neither Seller nor Buyer shall have any further rights or obligations hereunder. Delivery shall be effective upon personal delivery to Buyer or Buyer's agent or, if by mail, on the next business day following the date of postmark. The "Effective Date" of this Agreement shall be the later Of (a) the date on which Seller executes this Agreement, or (b) the date of or written acceptance (by either Buyer or Seller) of the final counter-offer submitted by the other party.

37) GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

38)      OTHER TERMS AND CONDITIONS;

THE PARTIES ARE ADVISED TO CONSULT THEIR RESPECTIVE ATTORNEYS WITH REGARD TO THE LEGAL EFFECT AND VALIDITY OF THIS PURCHASE AGREEMENT.

The undersigned Buyer hereby offers and agrees to purchase the above-described Property for the price and upon the terms and conditions herein stated.

                    BUYER'S INITIALS_____________ SELLER'S INITIALS_____________

Purchase Agreement                       SCA - Copyright Marcus & Millichap 1997

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This offer is made by Buyer to Seller on this 3rd day of October, 2003. The undersigned Buyer hereby acknowledges receipt of an executed copy of this Agreement, including the Agency Disclosure contained in Paragraph 22, above.

BUYER: /s/ Gary Hedge                           ADDRESS: On file
       -----------------------------
       Gary Hedge

DATE: October 3, 2003                           TELEPHONE: On file

BUYER:                                          ADDRESS: On file
       -----------------------------

DATE: October 3, 2003                           TELEPHONE: On file

              SELLER'S ACCEPTANCE AND AGREEMENT TO PAY COMMISSION

The undersigned Seller accepts the foregoing offer and agrees to sell the Property to Buyer for the price and on the terms and conditions stated herein. Seller acknowledges receipt of an executed copy of this Agreement and authorizes Agent to deliver an executed copy to Buyer.

Seller reaffirms its agreement to pay to Agent a real estate brokerage commission pursuant to the terms of that certain Representation Agreement between Agent and Seller dated August 22, 2003, which shall remain in full force and effect. Said Commission is payable in full on the Closing Date and Shall be paid in cash through escrow, Escrow Holder is directed to make such payment to Agent from Seller's proceeds of sale. The provisions of this paragraph may not be amended or modified without the written consent of Agent.

Seller acknowledges and agrees that payment of said commission is not contingent upon the closing of the transaction contemplated by this Agreement, and that, in the event completion of the sale is prevented by default of Seller, then Seller shall immediately be obligated to pay to Agent the entire commission. Seller agrees that in the event completion of the sale is prevented by default of Buyer, then Seller shall be obligated to pay to Agent an amount equal to one half of any damages or other monetary compensation (including liquidated damages) collected from Buyer by suit or otherwise as a consequence of Buyer's default, if and when such damages or other monetary compensation are collected: provided, however, that the total amount paid to Agent by Seller shall not in any case exceed the brokerage commission hereinabove set forth. Seller acknowledges and agrees that the existence of any direct claim which Agent may have against Buyer in the event of Buyer's default shall not alter or in any way limit the obligations of Seller to Agent as set forth herein.

SELLER: /s/ Douglas D. Burkett                  ADDRESS:   on file
       -------------------------------                     ---------------------
       Seller on record
DATE: 11/7/03                                   TELEPHONE: on file

Agent accepts and agrees to the foregoing. Agent represents and warrants that Agent is unaware of any incorrect or incomplete information contained in any Natural Hazard Disclosures.

AGENT: MARCUS & MILLICHAP REAL ESTATE INVESTMENT BROKERAGE COMPANY

BY:
      -----------------------------------         ADDRESS:   16830 Venture Blvd.
      Max Sharkansky                                         Encino, CA 91436
DATE: ________________________________            TELEPHONE: 818-907-0600

NO REPRESENTATION IS MADE BY AGENT AS TO THE LEGAL OR TAX EFFECT OR VALIDITY OF ANY PROVISION OF THIS PURCHASE AGREEMENT. A REAL ESTATE BROKER IS QUALIFIED TO GIVE ADVICE ON REAL ESTATE MATTERS. IF YOU DESIRE LEGAL, FINANCIAL OR TAX ADVICE, CONSULT YOUR ATTORNEY, ACCOUNTANT OR TAX ADVISOR.

                       BUYER'S INITIALS __________ SELLER'S INITIALS __________
Phoenix                                    SCA-Copyright Marcus & Millichap 1997

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                      FIRST AMENDMENT TO PURCHASE AGREEMENT

         This First Amendment to Purchase Agreement (this "Amendment") is entered into by Gary and Janet Hedge and/or assignee ("Buyer"), and Zila, Inc. a Delaware corporation ("Seller"), as of November 6, 2003. By this Amendment, the parties agree that the Purchase Agreement of on or about even date herewith between them (the "Agreement") is amended as follows:

         1. In Section 3, the "Escrow Holder" is Chicago Title Insurance Company (Mr. DcWayne C, Huffman, CSEO), 55 East Thomas Road, Suite 301, Phoenix, Arizona 85012.

         2.       In Section 5, the "Title Company" is Chicago Title Insurance
Company.

         3. In Section 5, at the end of the first paragraph, the following provision is inserted:

                  Notwithstanding the preceding sentence, if Seller sends notice to Buyer of Seller's, unwillingness or inability to eliminate said exception(s), Buyer shall have five (5) days after receipt of such notice to notify Seller in writing of Buyer's election to terminate this Agreement and receive back the entire Deposit, in which event Buyer and Seller shall have no further obligations under this Agreement, In the event Buyer does not provide such written notice by such deadline, Buyer shall be deemed to have waived its objections to the exception(s) in question, and to have elected to purchase the Property subject to such exception(s).

         4. In Section 5, in the second paragraph, the words "California Land Title Association" are deleted and replaced with the words "coverage A.L.T.A."

         5.       In Section 7, the word "None" is inserted after the colon.

         6. Section 8.1 is deleted in its entirety and replaced with the following text:

                  8.1 BOOKS AND RECORDS: Buyer shall have ten (10) calendar days following the Effective Date to inspect and copy any and all information, data, documents and other materials in Seller's possession or reasonably available to Seller relating to the Property, including all reports, engineering and/or survey work, preliminary and final plats relating to the Property, and land use planning information relating to the Property. In the event that Buyer, after conducting its review of such materials, determines at any time within the ten (10) calendar day following the Effective Date, in its sole discretion, that any such items are not acceptable, Buyer shall have the right to cancel the Agreement by written notice to Seller and Escrow Holder, in which event Escrow Holder shall return to Buyer the entire Deposit, and Buyer and Seller shall have no further obligations hereunder. If Buyer does not elect to cancel the Agreement in the manner set forth in the preceding sentence, Buyer shall be deemed to have approved its review of all such documents and materials, and to have elected to proceed with the purchase of the Property.

         7. In Section 8.2, the last sentence is deleted and replaced with the following text:

                  In the event that Buyer, after conducting its review of such conditions, determines at any time within the ten (10) calendar day period following the Effective Date, in its sole discretion, that any such conditions are not acceptable, Buyer shall have the right to cancel the Agreement by written notice to Seller and Escrow Holder, on or prior to me end of the ten
                  (10) calendar day period following the Effective Date, in which event Escrow Holder shall return to Buyer the entire Deposit, and Buyer and Seller shall have no further obligations hereunder. If Buyer does not elect to cancel the Agreement in the manner set forth in the preceding sentence, Buyer shall be deemed to have approved its review of all such conditions, and to have elected to proceed with the purchase of the Property.

         8. In Section 8.3, the last sentence is deleted and replaced with the following text:

                  In the event that Buyer, after conducting its review of such requirements, determines at any time within the ten (10) calendar day period following the Effective Date, in its sole discretion, that any such requirements are not acceptable, Buyer shall have the right to cancel the Agreement by written notice to Seller and Escrow Holder, on or prior to the end of the ten (10) calendar day period following the Effective Date, in which event Escrow Holder shall return to Buyer the entire Deposit, and Buyer and Seller shall have no further obligations hereunder. If Buyer does not elect to cancel the Agreement in the manner set forth in the preceding sentence, Buyer shall be deemed to have approved its review of all such requirements, and to have elected to proceed with the purchase of the Property.

         9.       In Section 11, the word "None" is inserted after the colon.

         10. Section 13 is deleted in its entirety, the parties hereby confirming that no personal property is being conveyed in connection with the transaction.

         11. Section 16 is deleted in its entirety, the parties hereby confirming that possession of the Property shall be retained by Seller on and after the Closing Date pursuant to the Lease defined below).

         12. The parties agree that Section 17 shall not limit any indemnification obligation of buyer.

         13.      Section 24 is deleted in its entirety.

         14. In Section 25, all of the text after the first sentence thereof is deleted in its entirety.

         15.      Section 26 is deleted in its entirety.

         16.      Section 27 is deleted in its entirety.

         17. In Section 29, the parties agree as follows; (i) any arbitration shall be subject to Arizona law, rather than California law; (ii) the location for any arbitration shall be Maricopa County, Arizona; and (iii) the sentence containing a reference to the "California Code of Civil Procedure" is deleted.

         18.      In Section 31, the words, "including Agent", are deleted.

         19. In Section 33, the parenthetical "(with a copy to Agent)" is deleted.

         20. Pursuant to Section 35, this Amendment shall constitute an addendum to the Agreement and is incorporated therein by this reference.

         21. In Section 36, the deadline for acceptance is revised to be Friday, November 7, 2003.

         22. In Section 37, the reference to California is deleted and replaced with a reference to Arizona, such that Arizona law shall govern the contract.

         23.      The following additional provisions are hereby added to the
Agreement:

                  39. INDEMNIFICATION. Buyer shall, and hereby does, indemnify, defend and hold harmless Seller for, from and against any liability, obligation, action, suit, judgment, fine, award, loss, claim, demand or expense (including attorneys' fees) arising from (i) any act or omission of Buyer or Buyer's agents or contractors pertaining in any manner to the Property for the period of time on or after the Closing Date, or (ii) any investigation or entry onto the Property by Buyer or Buyer's agents or contractors at any time prior to the Closing Date.

                  40. INFORMATION; LIMITATION ON LIABILITY: Buyer acknowledges that any tax information, engineering data, feasibility or marketing reports, soil reports or other information of any kind or nature relating to the Property which Buyer has received or may receive from Seller or its agents is, will be, or has been furnished on the express condition that Buyer shall make its own independent verification of the accuracy of the information. Buyer agrees that it shall not attempt to assert any liability against Seller by reason of Seller's having furnished such information or by reason of any such information becoming or proving to have been incorrect or inaccurate in any respect.

                  41. LEASE CONDITION PRECEDENT: Seller's obligation to consummate the transactions contemplated by the Agreement and to perform on the Closing Date shall be expressly conditioned upon the completion and execution by the parties of a lease agreement for the Property, in form and content acceptable to Seller, which lease agreement must be executed at or prior to the Closing Date, and must become effective immediately upon the close of escrow (the "Lease").

                  42. CLOSING DELIVERIES AND FURTHER ASSURANCES: The parties shall execute and deliver on or prior to the Closing Date such documents and items as are necessary to implement the intent of the Agreement and are customary for real estate purchase and sale transactions of this nature in Maricopa County, Arizona. Seller shall convey title to the Property by Special Warranty Deed.

         24. In the section entitled "SELLER'S ACCEPTANCE AND AGREEMENT TO PAY COMMISSION", the last two paragraphs are deleted in their entirety.

         In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. Subject to the preceding sentence, and except as expressly modified herein, the Agreement shall continue in full force and effect in accordance with its original terms.

      Dated as of November 6, 2003

SELLER:                              ZILA, INC., a Delaware corporation

                                     By:  /s/ DOUGLAS D. BURKETT, Ph.D.
                                          -----------------------------
                                     Its:  PRESIDENT, CEO & CHAIRMAN

BUYER:
                                     /s/ GARY HEDGE
                                     -----------------------------------
                                     GARY HEDGE

                                     /s/ JANET HEDGE
                                     -----------------------------------
                                     JANET HEDGE

                     SECOND AMENDMENT TO PURCHASE AGREEMENT

         This Second Amendment to Purchase Agreement Dated November 7, 2003, (this "Amendment") is entered into by Gary and Janet Hedge and/or assignee ("Buyer"), and Zila, Inc. a Delaware corporation ("Seller"), as of November 19, 2003. By this Amendment, the parties agree that the Purchase Agreement of on or about even date herewith between them (the "Agreement") is amended as follows:

         1. Buyer and Seller hereby agree that the Close of Escrow Date shall be on or before January 16, 2004.

SELLER:                              ZILA, INC., a Delaware corporation

                                     By:   /s/ DOUGLAS D. BURKETT, Ph.D.
                                           -----------------------------
                                     Its:  CHAIRMAN, PRESIDENT & CEO

                                     Date: 11/21/03

BUYER:
                                     -----------------------------------
                                     GARY HEDGE

                                     -----------------------------------
                                     JANET HEDGE

                                     Date:
                                          ------------------------------